Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
BioLok International Inc.
at
$2.15 Net Per Share
by
Tumbler Merger Corp.,
a wholly-owned subsidiary of
Tumbler Holdings, Inc.
and an indirect wholly-owned subsidiary of
HealthpointCapital Partners II, LP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 23, 2006, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK OF BIOLOK INTERNATIONAL INC. THAT, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT OR THE OFFEROR, IF ANY, INCLUDING SHARES TO BE ACQUIRED PURSUANT TO A STOCKHOLDERS SUPPORT AGREEMENT DESCRIBED HEREIN, REPRESENTS AT LEAST 50.01% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) THE SATISFACTION, REMOVAL OR WAIVER OF CERTAIN OTHER CONDITIONS AS SET FORTH IN SECTION 14 OF THIS OFFER TO PURCHASE ENTITLED “CERTAIN CONDITIONS OF THE OFFER.” THE OFFER IS NOT SUBJECT TO ANY FINANCING CONTINGENCY. THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 7, 2006, BY AND AMONG TUMBLER HOLDINGS, INC., TUMBLER MERGER CORP. AND BIOLOK INTERNATIONAL INC.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

IMPORTANT

Any stockholder who desires to tender all or any portion of such stockholder’s shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3 “Procedure for Tendering Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such stockholder’s shares.

Any stockholder who desires to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 “Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to Darrow Associates, Inc. (the “Information Agent”) at its location and telephone numbers set forth on the last page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Any stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer to Purchase.

September 25, 2006

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

In this summary term sheet Tumbler Merger Corp. is sometimes referred to as the “Offeror” and Tumbler Holdings, Inc. is sometimes referred to as the “Parent”

The Offer; Parties to the Offer	Tumbler Merger Corp. is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of BioLok International Inc. or the Company) for $2.15 per Share, net to the seller in cash without interest, less any required withholding taxes.

Parent, Offeror and the Company are Delaware corporations. The Offeror is a wholly-owned subsidiary of the Parent and an indirect wholly-owned subsidiary of HealthpointCapital Partners II, LP or “the Fund.” The Fund is a Delaware limited partnership and an affiliate of HealthpointCapital, LLC (“Healthpoint”). The Fund formed the Offeror for the purpose of acquiring the Company.

See Section 9 entitled “Certain Information Concerning the Offeror, the Parent and the Fund” of this Offer to Purchase.

The Merger Agreement	The Offeror is making the Offer pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of September 7, 2006 (as it may be amended from time to time, the “Merger Agreement”), by and among the Parent, the Offeror and the Company.

See Section 13 entitled “The Merger Agreement and Other Agreements” of this Offer to Purchase.

Stockholder Support Agreement	Stockholders holding approximately 53% of the Company’s outstanding Shares have agreed to tender their Shares pursuant to a Stockholders Support Agreement.

See Section 13 entitled “The Merger Agreement and Other Agreements — Stockholders Support Agreement” of this Offer to Purchase.

Taxes	The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well.

In general, a stockholder who sells Shares pursuant to this Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to this Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 — “Material Federal Income Tax Consequences” of this Offer to Purchase.

Conditions to the Offer	The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

• a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least 50.01% of all then outstanding Shares calculated on a fully-diluted basis have not been validly tendered in accordance with the terms of the Offer and not withdrawn (the “Minimum Condition”); or

• any of the following events has occurred:

• there shall be pending or overtly threatened any suit, action or proceeding by any governmental entity (i) challenging the acquisition by the Offeror or Parent of any Shares or (ii) seeking to restrain or prohibit the consummation of the Offer or the Merger provided that Parent is using commercially reasonable efforts to remove such challenge, restraint or prohibition or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of any governmental entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, that is reasonably likely to result in any of the consequences referred to in (i) or (ii) above;

• Any stockholder of the Company who is a party to the Stockholders Support Agreement shall have breached the Stockholders Support Agreement in any material respect;

• any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct as of the date of the Merger Agreement or (ii) except with respect to representations and warranties made as of a particular date shall not be true and correct on and as of the scheduled expiration date of the Offer with the same force and effect as if made on and as of such date, except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

• there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States or the Nasdaq Stock Market’s Global Market (other than a shortening of trading hours or any trading halt triggered solely as a result of a specified increase or decrease in a market index), or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

• the Company shall have failed to perform any agreement, covenant or obligation of the Company to be performed or complied with by it, except where the failure to so perform would not have a Company Material Adverse Effect;

• since the date of the Merger Agreement, there shall have occurred and be continuing any event, change or development that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on the Company; or

• the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition can be waived only with the prior written consent of the Company.

See Section 14 entitled “Certain Conditions to the Offer” of this Offer to Purchase.

Company Material Adverse Effect	For purposes of the preceding conditions, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business assets (including, without limitation, intangible assets), financial condition (including changes in working capital or indebtedness) or results of operations of the Company and its subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to: (i) conditions that materially and adversely affect the general worldwide economy, except to the extent that those changes disproportionately affect the Company and its subsidiaries (taken as a whole); (ii) conditions that materially and adversely affect the dental implant industry, except to the extent that those changes disproportionately affect the Company and its subsidiaries (taken as a whole), (iii) any effect arising out of or attributable to the public announcement of the transactions contemplated by the Merger Agreement, (iv) any effect arising out of or attributable to any action taken or failed to be taken by the Company or any of its subsidiaries at the written request of Parent or Offeror or (v) any effect arising out of or attributable to any action taken by Parent or its affiliates

See Section 13 entitled “The Merger Agreement and Other Agreements” of this Offer to Purchase.

Expiration of the Offer	The Offer expires at 12:00 Midnight, New York City time, on October 23, 2006, unless the Offeror extends the Offer.

See Section 1 entitled “Terms of the Offer” and Section 3 “Procedure for Tendering Shares” of this Offer to Purchase.

Extensions of the Offer	The Offeror will extend the Offer:

• for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or other governmental or self-regulatory entity that is applicable to the Offer,

• in the event that any of the conditions to the Offer set forth above are not satisfied or waived as of any then scheduled expiration date of the Offer, the Offeror shall extend the Offer for successive extension periods of not more than ten (10) business days each, until such time as either (A) all of the conditions to the Offer are satisfied or waived, or (B) the Merger Agreement is terminated pursuant to its terms.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

If we extend the Offer, we will inform Interwest Transfer Company, Inc., the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Subsequent Offering Period	The Offeror may provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act of between three and 20 business days immediately following the expiration of the Offer.

In addition, if more than 80% of the then outstanding Shares are validly tendered and not withdrawn pursuant to the Offer on the applicable date of expiration of the Offer (as it may be extended), the Offeror will provide for a subsequent offering period of 10 business days immediately following the expiration of the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Ability to Withdraw Tendered Shares	Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on October 23, 2006, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after November 24, 2006.

However, if the Offeror provides for a “subsequent offering period,” Shares that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

Certain Effects of the Offer; Deregistration	If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares of the Company that are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the Shares.

In addition, the Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for termination are met and to cease to be authorized for quotation on the OTC Bulletin Board.

See Section 7 entitled “Effect of Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations” of this Offer to Purchase.

The Merger	If the Offer is consummated, the Offeror accepts and pays for all Shares that are tendered in the Offer and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive $2.15 per Share, net to the seller in cash without interest thereon, less any required withholding taxes.

If the Offeror holds ninety percent (90%) or more of the outstanding Shares following consummation of the Offer, the Parent intends to and will cause the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Delaware law. Neither stockholder approval nor the approval of the Company’s Board of Directors would be required to consummate the Merger using the “short form” merger procedures of Delaware law. Accordingly, if the “short form” merger procedures of Delaware law are available, the Parent, the Offeror and the Company will consummate the Merger shortly following the consummation of the Offer.

If the Offeror does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer, the Parent, the Offeror and the Company will not be permitted to consummate the Merger without the approval of the Company’s stockholders. Under these circumstances, the Company will call and convene a stockholder meeting as soon as possible after the consummation of the Offer for the purpose of voting on the Merger, but this process could take significantly longer than the “short form” merger procedures described above. The Parent will be entitled to vote any Shares it holds on the record date for the Company stockholder meeting at which the Merger is voted upon.

See Section 13 entitled “The Merger Agreement and Other Agreements” of this Offer to Purchase.

Appraisal Rights	No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under Delaware law for those Company stockholders who do not tender Shares in the Offer.

See Section 12 “Purpose of the Offer; Stockholder Approval; Plans for the Company — Appraisal Rights.”

Position of the Company’s Board of Directors of Directors	The Board of Directors of the Company unanimously:

• determined that the Merger Agreement is advisable;

• determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company’s stockholders; and

• approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

Accordingly, the Board of Directors of the Company unanimously recommends that Company stockholders tender their Shares in the Offer and approve and adopt the Merger Agreement.

See the “Introduction” to this Offer to Purchase.

See Section 1 entitled “Terms of the Offer” and Section 13 entitled “The Merger Agreement and Other Agreements” of this Offer to Purchase for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

Tumbler Merger Corp. is offering to purchase all of the outstanding shares of common stock of BioLok International Inc. for $2.15 per share in cash. The following are some of the questions you, as a stockholder of BioLok, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

Our name is Tumbler Merger Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of BioLok International Inc. We are a wholly owned-subsidiary of Tumbler Holdings, Inc., a Delaware corporation. We are an indirect wholly-owned subsidiary of HealthpointCapital Partners II, LP, which is a Delaware limited partnership and an affiliate of HealthpointCapital, LLC, a merchant bank focused exclusively on the orthopedic sector, founded in 2002, that provides independent research, private equity management and corporate finance advisory services. HealthpointCapital Partners II, LP, and its affiliated private equity fund HealthpointCapital Partners, LP, have approximately $500 million under management. See “Introduction” to this Offer to Purchase and Section 9 “Certain Information Concerning the Offeror, the Parent and the Fund.”

Unless the context indicates otherwise, we use the terms “us,” “we” and “our” in this Offer to Purchase to refer to Tumbler Merger Corp. In addition, we use the term “Offeror” in this Offer to Purchase to refer to Tumbler Merger Corp., Parent to refer to Tumbler Holdings, Inc., the “Fund” to refer to HealthpointCapital Partners II, LP, the “Company” to refer to BioLok International Inc., and ‘’Healthpoint” to refer to HealthpointCapital, LLC.

What are the classes and amounts of securities being sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock of BioLok International Inc. See “Introduction” to this Offer to Purchase and Section 1 “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $2.15 per share, net to you, in cash, without interest, less any required withholding taxes. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Tumbler Holdings, Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the Offer and to provide funding for the merger, which is expected to follow the successful completion of the Offer. Tumbler Holdings, Inc. will receive the funds from HealthpointCapital Partners II, LP, its parent entity, which will use currently available funds for this purpose. The Offer is not conditioned upon any financing arrangements. See Section 10 “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not think that our financial condition is relevant to your decision to tender shares and accept the Offer because:

•	the Offer is being made for all outstanding shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining shares for the same cash price as in the merger.

See Section 10 “Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

You will have at least until 12:00 midnight, New York City time, on October 23, 2006, to decide whether to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 “Terms of the Offer” and Section 3 “Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

The Offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the merger agreement that:

•	we will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or other governmental or self-regulatory entity that is applicable to the Offer,

•	in the event that any of the conditions to the Offer set forth above are not satisfied or waived as of any then scheduled expiration date of the Offer, we will extend the Offer for successive extension periods of not more than ten (10) business days each, until such time as either (A) all of the conditions to the Offer are satisfied or waived, or (B) the Merger Agreement is terminated pursuant to its terms.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

See Section 1 “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Interwest Transfer Company, Inc., the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act , relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

•	a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least 50.01% of all then outstanding Shares calculated on a fully-diluted basis have not been validly tendered in accordance with the terms of the Offer and not withdrawn (the “Minimum Condition”); or

•	any of the following events has occurred:

•	there shall be pending or overtly threatened any suit, action or proceeding by any governmental entity (i) challenging the acquisition by the Offeror or Parent of any Shares or (ii) seeking to restrain or prohibit the consummation of the Offer or the Merger provided that Parent is using commercially reasonable efforts to remove such challenge, restraint or prohibition or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of any governmental entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, that is reasonably likely to result in any of the consequences referred to in (i) or (ii) above;

•	Any stockholder of the Company who is a party to the Stockholders Support Agreement shall have breached the Stockholders Support Agreement in any material respect;

•	any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct as of the date of the Merger Agreement or (ii) except with respect to representations and warranties made as of a particular date shall not be true and correct on and as of the scheduled expiration date of the Offer with the same force and effect as if made on and as of such date, except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States or the Nasdaq Stock Market’s Global Market (other than a shortening of trading hours or any trading halt triggered solely as a result of a specified increase or decrease in a market index), or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the Company shall have failed to perform any agreement, covenant or obligation of the Company to be performed or complied with by it, except where the failure to so perform would not have a Company Material Adverse Effect;

•	since the date of the Merger Agreement, there shall have occurred and be continuing any event, change or development that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on the Company; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

See Section 14 entitled “Certain Conditions to the Offer” of this Offer to Purchase.

How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to the Depositary, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through the Depositary. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Over the Counter Bulletin Board trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See Section 3 “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time until the Offer has expired the Offer expires at 12:00 Midnight, New York City time, on October 23, 2006, unless the Offeror extends the Offer. In addition, Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on October 23, 2006, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after October 23, 2006. However, if the Offeror provides for a “subsequent offering period,” Shares that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn. See Section 1 “Terms of the Offer” and Section 4 “Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 “Withdrawal Rights.”

What does the board of directors of BioLok International Inc. think of the Offer?

We are making the Offer pursuant to the merger agreement with BioLok International Inc., which has been approved by the board of directors of BioLok International Inc. The board of directors of BioLok International Inc. unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into BioLok International Inc. The board of directors of BioLok International Inc. also has unanimously determined that the merger agreement, the tender offer and the proposed merger are in the best interests of the stockholders and has recommended that stockholders tender their shares. See “Introduction” to this Offer to Purchase and Section 11 “Background of the Offer.”

Have any BioLok International Inc. stockholders agreed to sell or tender their shares?

Yes. Bruce L. Hollander, Ingo K. Kozak, Daniel C. Lubin, Harold Alexander, Patricio Nilo, John L. Ricci, Neil H. Smith and Harold Weisman, who together beneficially own approximately 53% of the Shares outstanding on September 7, 2006, have agreed to tender their shares into the Offer at a price of $2.15 per share pursuant to a Stockholders Support Agreement with us. See “Introduction” to this Offer to Purchase and Section 13 “The Merger Agreement and Other Agreements.”

Will the tender offer be followed by a merger if all the BioLok International Inc. shares are not tendered in the Offer?

If we accept for payment and pay for shares of BioLok International Inc., we will be obliged to complete the merger, subject to stockholder approval and the other terms of the merger agreement. If we acquire at least a majority of the outstanding shares of BioLok International Inc., we will be able to complete the merger without the vote of other stockholders. If that merger takes place, Tumbler Holdings, Inc. will own all of the shares of BioLok International Inc. and all remaining stockholders of BioLok International Inc. (other than us) will receive $2.15 per share in cash. See “Introduction” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If the Merger (as defined herein) takes place, stockholders not tendering their shares in the Offer (as defined herein) will receive the same amount of cash per share which they would have received had they tendered their shares in the Offer. Therefore, if the merger takes place, the only difference to you between tendering your Shares (as defined herein) and not tendering your shares is that you will be paid earlier if you tender your shares and that, in connection with the merger, you may have dissenters’ rights under the DGCL (as defined herein). However, if we decide to purchase the Shares tendered, even though they represent less than a majority of the Shares outstanding and therefore the Merger is not assured, the number of stockholders and number of Shares which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the Shares. Also, as described above, BioLok International Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies and may cease to be authorized for quotation on the OTC Bulletin Board. See “Introduction” to this Offer to Purchase and Section 7 “Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations.”

What is the market value of my shares as of a recent date?

On September 7, 2006, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of BioLok International Inc. common stock reported on the Over the Counter Bulletin Board was $1.70 per share. On September 22, 2006, the last full trading day prior to commencement of the Offer, the last reported sales price of the shares of the Company on the Over the Counter Bulletin Board was $2.11 per share of common stock. We advise you to obtain a recent quotation for shares of BioLok International Inc. common stock in deciding whether to tender your shares. See Section 6 “Price Range of the Shares; Dividends on the Shares.”

What are the United States federal income tax consequences of tendering shares?

The receipt of cash for Shares pursuant to this Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well.

In general, a stockholder who sells Shares pursuant to this Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to this Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5 — “Material Federal Income Tax Consequences” of this Offer to Purchase.

Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of this Offer and the Merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

To whom can I talk if I have questions about the tender offer?

You may call Darrow Associates, Inc. at 631-367-1866. Darrow Associates is acting as the information agent for our tender offer. See the last page of this Offer to Purchase.

To the Holders of Common Stock of
BioLok International Inc.:

INTRODUCTION

Tumbler Merger Corp., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Tumbler Holdings, Inc., a Delaware corporation (“Parent”), hereby offers to purchase all issued and outstanding shares of common stock (the “Common Stock”), $0.01 par value (the “Shares”), of BioLok International Inc., a Delaware corporation (the “Company”), at a price of $2.15 per Share, net to the seller in cash, less any required withholding taxes upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Offeror will pay all fees and expenses incurred in connection with the Offer of Darrow Associates, Inc., which is acting as the Information Agent (the “Information Agent”), and the Depositary. See Section 16 “Fees and Expenses”.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which when added to the Shares then beneficially owned by the Parent or the Offeror, represents at least 50.01% of the Shares outstanding on a fully diluted basis on the date of purchase (the “Minimum Condition”). See Section 14 “Certain Conditions of the Offer.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 7, 2006 (the “Merger Agreement”), by and among the Parent, the Offeror and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Offeror will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of the Parent (the “Merger”). The Company, as the surviving corporation of the Merger, is sometimes herein referred to as the Surviving Corporation. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares held by Parent, the Offeror, the Company, or any wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive $2.15 per Share, net to the seller in cash, or any higher price per Share paid in the Offer (such price, being referred to herein as the “Offer Price”), without interest. The Merger Agreement is more fully described in Section 13 “The Merger Agreement and Other Agreements.”

As used in this Offer to Purchase, fully diluted basis refers to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the conversion of convertible securities or upon the exercise of any options, warrants or rights to purchase Shares (for which the applicable per Share exercise price is less than the Offer Price). The Company has informed the Offeror that, as of September 7, 2006: there were 15,668,838 Shares issued and outstanding, there were outstanding options (each, a “Company Option” or “Company Options”) to purchase an aggregate of 67,000 Shares under the BioLok International Inc. Stock Comprehensive Plan 2002 (the “Option Plan”), 250,000 Shares reserved for future issuance pursuant to employee stock options not granted pursuant to the Option Plan and 500,000 Shares reserved for future issuance pursuant to warrants issued by the Company. Based on the foregoing, and assuming that no Shares were issued after September 7, 2006, the Minimum Condition will be satisfied if at least 8,119,543 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied and the Offeror accepts for payment the Shares tendered pursuant to the Offer, the Offeror will be able to elect a majority of the members of the Company’s board of directors and to effect the merger without the affirmative vote of any other stockholder of the Company. See Section 12 “Purpose of the Offer; Stockholder Approval; Plans for the Company.” Bruce L. Hollander, Ingo K. Kozak, Daniel C. Lubin, Harold Alexander, Patricio Nilo, John L. Ricci, Neil H. Smith and Harold Weisman, who together beneficially own approximately 53% of the Shares outstanding on September 7, 2006, have agreed to tender their shares into the Offer at a price of $2.15 per share pursuant to a Stockholders Support Agreement with us. See “Introduction” to this Offer to Purchase and Section 13 “The Merger Agreement and Other Agreements.”

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS

STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE OFFEROR PURSUANT TO THE OFFER.

Consummation of the Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required by applicable law in order to consummate the Merger. See Section 15 “Certain Legal Matters.” If the Offeror acquires at least 90% of the outstanding Shares, the Offeror would be able to consummate the Merger without a vote of the stockholders in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”).

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 “Withdrawal Rights.” The term Expiration Date means 12:00 midnight, New York City time, on Monday, October 23, 2006, unless and until, in accordance with the terms of the Merger Agreement, the Offeror extends the period of time for which the Offer is open, in which event the term Expiration Date means the latest time and date at which the Offer, as so extended by the Offeror, expires.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions set forth in Section 14 “Certain Conditions of the Offer.” If such conditions are not satisfied prior to the Expiration Date, the Offeror reserves the right, subject to the terms of the Merger Agreement, to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and its staff applicable to the Offer, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer.

Subject to the terms of the Merger Agreement, the Offeror may (i) extend the Offer and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such Rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE OFFEROR FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Merger Agreement provides that, except as described below, the Offeror will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose additional conditions to the Offer, or (iv) amend any condition of the Offer described in Section 14 “Certain Conditions of the Offer” in any manner adverse to the holders of the Shares without the prior written consent of the Company, provided, however, that (a) if on the Expiration Date, all Offer Conditions required by the Merger Agreement will not have been satisfied or waived, the Offeror may, from time to time, in its sole discretion, extend the Offer for such period as the Offeror may determine, (b) the Offeror may, in its sole discretion, provide a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act and (c) if on the then scheduled Expiration Date, there have not been tendered at least 80% of the outstanding Shares, Offeror may, in its sole discretion and notwithstanding the prior satisfaction of the Offer Conditions, extend the Offer on one or more occasions for an aggregate period of not more than 10 business days.

A Subsequent Offering Period would be an additional period of time from three to 20 business days in length, following the expiration of the Offer, during which stockholders may tender Shares for the Offer Price. Rule 14d-11 provides that the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Offeror on or before the Expiration Date, (iii) the Offeror accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) the Offeror announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Offeror immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, the Offeror may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company’s consent.

Notwithstanding the foregoing, Offeror may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

If the Offeror extends the Offer, or if the Offeror (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Offeror, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 “Withdrawal Rights.” However, the ability of the Offeror to delay the payment for Shares which the Offeror has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act.

PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN ANY SUBSEQUENT OFFERING PERIOD.

The Company has provided the Offeror with the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Offeror to record holders of Shares and will be furnished by the Offeror to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 “Withdrawal Rights.” Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay acceptance for payment for Shares in order to comply with any applicable law. See Section 15 “Certain Legal Matters.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depositary Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 “Procedure for Tendering Shares,” (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Offeror and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the

Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE OFFEROR FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

If the Offeror is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer (including such rights as are set forth in Section 1 “Terms of the Offer” and Section 14 “Certain Conditions of the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 “Withdrawal Rights.”

If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 “Procedure for Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

The Offeror reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedure for Tendering Shares.

Valid Tender.  For a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the last page of this Offer to Purchase prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one was offered) and either certificates for tendered Shares must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the last page of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is offered), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The term Agent’s Message means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received during the Subsequent Offering Period.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled Special Delivery Instructions or the box entitled Special Payment Instructions on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificate surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholders tender may be effected if all the following conditions are met:

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

(c) the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Over the Counter Bulletin Board is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Offeror.

Other Requirements.  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE OFFEROR FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Appointment.  By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Offeror, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror’s acceptance for payment of such Shares, the Offeror must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror, in its sole discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer with respect to all stockholders or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Offeror, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

Backup Withholding.  Under the backup withholding provisions of United States federal income tax law, unless a tendering holder of Shares, or his assignee (in either case, the “Payee”), satisfies the conditions described in Instruction 8 the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 28% of the gross proceeds. To prevent backup withholding, each Payee should provide the Depository with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Certain foreign holders should complete and sign a Form W-8BEN provided in the Letter of Transmittal in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.	Withdrawal Rights.

Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Offeror pursuant to the Offer, may also be withdrawn at any time after November 24, 2006.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 “Procedure for Tendering Shares” any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1 “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, which determination will be final and binding. None of the Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	United States Federal Income Tax Consequences.

The following is a general summary of United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are, respectively, sold pursuant to the Offer or converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as capital assets within the meaning of section 1221 of the Code, and may not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, and broker-dealers, or persons who held their Shares as a part of a straddle, hedge, conversion, or other integrated investment. The tax consequences of the Offer and the Merger to holders who hold their shares through a partnership or other pass-through entity generally will depend upon such holders status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER’S SPECIFIC TAX SITUATION.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. The claim of a deduction in respect of a capital loss is subject to limitations.

A stockholder who perfects his, her or its appraisal rights, if any, under the DGCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the amount realized and such stockholder’s adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss), assuming that the Shares were held as capital assets, should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

6.	Price Range of the Shares; Dividends on the Shares.

The Shares commenced trading on the Over the Counter Bulletin Board in May 2000 under the symbol “BLLI.” The following table sets forth, for each of the periods indicated, the high and low reported sale price per Share on the Over the Counter Bulletin Board based on published financial sources.

	High	Low

Fiscal 2004
Quarter Ended March 31, 2004	$1.15	$0.30
Quarter Ended June 30, 2004	$1.01	$0.52
Quarter Ended September 30, 2004	$0.79	$0.51
Quarter Ended December 31, 2004	$1.45	$0.45
Fiscal 2005
Quarter Ended March 31, 2005	$1.50	$0.63
Quarter Ended June 30, 2005	$1.40	$1.00
Quarter Ended September 30, 2005	$2.85	$1.40
Quarter Ended December 31, 2005	$2.18	$1.30
Fiscal 2006
Quarter Ended March 31, 2006	$2.12	$1.47
Quarter Ended June 30, 2006	$1.85	$1.50

On September 7, 2006, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price of the Shares on the Over the Counter Bulletin Board was $1.70 per Share. On September 22, 2006, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the Over the Counter Bulletin Board was $2.11 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

The Company has not declared or paid any cash dividends since it became a public company. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

In the Merger Agreement, the Company has represented to Parent and Offeror that as of September 7, 2006, there were: 15,668,838 Shares issued and outstanding, there were outstanding options to purchase an aggregate of 67,000 Shares under the Option Plan, 250,000 Shares reserved for future issuance pursuant to employee stock options not granted pursuant to the Option Plan and 500,000 Shares reserved for future issuance pursuant to warrants issued by the Company

7.	Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations.

Market for the Shares.  The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of affiliates of the Company and persons holding restricted securities of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Offeror intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

Margin Regulations.  The Shares are not presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System.

OTCBB Quotation.  The Shares are currently authorized for quotation on the OTC Bulletin Board. The Offeror intends to cause the Company to cease to be authorized for quotation on the OTC Bulletin Board as soon after the completion of the Offer as the requirements for such cessation are met.

8.	Certain Information Concerning the Company.

The Company is a Delaware corporation with its principal executive office at 368 S. Military Trail, Deerfield Beach, Florida 33442. The telephone number of the Company at such office is (954) 698-9998.

The Company is primarily engaged in the research, development, manufacture and marketing of dental implants and bio-medical products and biomaterials. The Company manufactures and distributes the BioLok Precision Dental Implant System, which is a line of dental implants, their prosthetic components, tools, devices, irrigate spade drills, and bone augmentation materials for use around implants. This system constitutes an all-inclusive product line that the Company manufactures and which is augmented by a few products which the Company purchases for resale. The majority of the Company’s products maintain patent coverage and incorporate proprietary technology. The Company’s products are marketed domestically directly to the end market and internationally on a country-by-country basis through select distributors or a majority-owned Company distributor. The Company conducts its research and development activities primarily through its wholly-owned subsidiary, Orthogen Corporation. The Company manufactures most of its products at its headquarters facilities in Deerfield Beach, Florida.

Available Information.  The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such information also will be available in the Schedule 14D-9. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The information concerning the Company contained in this Offer to Purchase, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Offeror assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Offeror.

9.	Certain Information Concerning the Offeror, Parent and the Fund.

The Offeror is a Delaware corporation which was recently formed for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Offeror. It is anticipated that, prior to the consummation of the Offer, the Offeror will not have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger. The Offeror’s principal executive offices are located at c/o HealthpointCapital, 505 Park Avenue, 12th Floor, New York, New York 10022, and its telephone number is 212-935-7780.

Parent is a Delaware corporation which was recently formed for the purpose of effecting the Offer and the Merger. HealthpointCapital Partners II, LP owns all of the outstanding capital stock of Parent. It is anticipated that, prior to the consummation of the Offer, Parent will not have any significant assets or liabilities, other than ownership of the Offeror, or engage in any activities other than those incident to the Offer and the Merger. The Offeror’s principal executive offices are located at c/o HealthpointCapital, 505 Park Avenue, 12th Floor, New York, New York 10022, and its telephone number is 212-935-7780.

The Fund is a Delaware limited partnership that was formed in 2006 to hold private equity investments. Its general partner is HGP II, LLC, an affiliate of HealthpointCapital, LLC, a merchant bank focused exclusively on the orthopedic sector, founded in 2002, that provides independent research, private equity management and corporate finance advisory services. The Fund, and its affiliated private equity fund HealthpointCapital Partners, LP, have approximately $500 million under management. HGP II, LLC is a Delaware limited liability company. The Managing Members of HGP II, LLC are John H. Foster, Mortimer Berkowitz III, John C. McCormick, Laing F. Rikkers, John J. Chopack, Jr. and Healthpoint. The Fund’s executive offices are located at c/o HealthpointCapital, 505 Park Avenue, 12th Floor, New York, New York 10022, and its telephone number is 212-935-7780.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Offeror and Parent are set forth in Schedule I hereto.

None of Parent, the Fund or Offeror currently owns any shares of the Company. Pursuant to the Stockholders Support Agreement, each of Parent, the Fund and Offeror may be deemed to beneficially own 8,412,297 Shares which, would represent approximately 53% of the currently outstanding Shares. See Section 13 “The Merger Agreement and Other Agreements.” Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (a) none of Parent, the Fund or Offeror nor, to the knowledge of Parent, the Fund and Offeror, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Parent or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and (b) neither Parent, the Offeror, nor, to the knowledge of Parent or the Offeror, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days. Except as provided by the Merger Agreement or as described in this Offer to Purchase, neither Parent, the Offeror nor, to the knowledge of Parent or the Offeror, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth in this Offer to Purchase or in Item 3 of the Schedule TO (as defined below) to which this Offer to Purchase is an exhibit, none of Parent, the Offeror nor, to the best knowledge of Parent and the Offeror, any of the persons listed on Schedule I has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Parent or any of its subsidiaries or, to the knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

10.	Source and Amount of Funds.

The Offer is not conditioned upon any financing arrangements. Parent and Offeror estimate that the total amount of funds required to consummate the Offer and the Merger will be approximately $33.8 million plus any related transaction fees and expenses. The Offeror will acquire all such funds from Parent, which will acquire all such funds from the Fund.

Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Offeror believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

11.	Background of the Offer.

The following information was prepared by Parent, the Offeror and the Company. Information about the Company was provided by the Company, and neither Offeror nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

The Company’s Board of Directors (“Company Board”) has periodically reviewed Company’s long-term strategies and objectives and developments in the markets in which it operates. Company’s senior management has engaged in discussions from time-to-time with representatives of other companies regarding various indications of interest in a potential strategic transaction, including investments in Company, joint ventures, and acquisitions of Company.

On February 9, 2004, the Company engaged Capitalink, L.C. (“Capitalink”), an investment banking firm, to assist the Company in seeking strategic alternatives, including a potential merger, consolidation, reorganization or other business combination in which the Company would be acquired by, or combined with, or joint ventured with another party. From 2004 to the date of the execution of the Agreement and Plan of Merger dated September 7, 2006, among Parent, Offeror and the Company, the Company, directly and through Capitalink, continued to solicit expressions of interest from third parties. During such period, the Company did not receive a definitive third party offer to combine or joint venture with the Company.

In March 2005, the Company, with the assistance of Capitalink, raised $3,750,000 of capital on a private basis and, with that capital available to it, commenced expansion of its marketing efforts and undertook other activities to expand its business. The Company Board and the Company’s management anticipated raising additional capital to support continuing marketing efforts, and have advised the Fund that the Company would have sought such additional financing if the Fund had not made its offer to acquire the Company.

At all times relevant, the Company Board discussed and deliberated at length the Company’s business plan, as it changed from time-to-time, including the risks associated with achieving and executing that business plan and the competitive environment in which the Company operates. The Company Board considered what it viewed as a trend toward consolidation of the dental implant industry and the resulting competitive challenges and pressures that that consolidation imposed on the Company, including the Company’s continuing ability to compete effectively in the dental implant marketplace.

During its consideration of the proposed acquisition by the Fund, the Company Board considered, in addition to raising additional capital, continuing its efforts to seek third-party offers for the acquisition of the Company, other business combinations, and joint venture opportunities. The Company Board concluded that while a strategy based on raising additional capital and continuing to seek attractive offers might eventually result in an acceptable transaction, such strategy, if implemented, could also pose significant risks to the Company and its business, including changes in the United States economy, changes in the dental implant industry, and market acceptance of the Company’s new products.

The Company Board considered that the acquisition by the Fund would terminate the Company’s ability to actively seek other third-party offers on a short- and long-term basis which, if made and accepted, could increase the return to the Company’s stockholders. The Company Board concluded that the risks and uncertainties inherent in a strategy based on raising additional capital, continuing to grow the Company’s business, and continuing to solicit the interest of third parties in a potential business combination, were outweighed by the benefit of accepting what the Company Board and its independent advisors believed was a fair offer from a financial point of view to holders of common stock of the Company for the Fund to purchase the Company on an immediate basis.

On March 15, 2006, David Stoffel, an employee of Radius Ventures, LLC, a stockholder of the Company, advised the Company’s President, Bruce Hollander, that a representative of Healthpoint wanted to meet with Mr. Hollander at the Academy of Osseointegration conference in Seattle, Washington.

On March 27, 2006, David Kressel of Healthpoint contacted Mr. Hollander and arranged to meet with him at the Academy of Osseointegration conference. Messrs. Kressel and Hollander met on March 27, 2006. During that meeting, Mr. Hollander explained Company’s business to Mr. Kressel, and Mr. Kressel provided Mr. Hollander with an overview of the Fund’s business objectives.

On April 5, 2006, Mr. Hollander met with John McCormick and John Chopack, both managing members of the general partner of the Fund, at the Fund’s offices in New York City. At that meeting, the parties discussed a potential business combination between Company and the Fund, but did not enter into any substantive discussions of any such combination.

On June 1, 2006, Mr. Hollander met with John Chopack and Mortimer Berkowitz III, both managing members of the general partner of the Fund, for the purpose of discussing the purchase of Company by the Fund.

On June 5, 2006, the Fund advised Mr. Hollander that the Fund was interested in pursuing the purchase of Company, and the parties entered into a non-disclosure agreement on that date.

On June 20, 2006, Mr. Chopack toured Company’s offices in Deerfield Beach, Florida, and met with Company’s management, including Mr. Hollander.

On June 26, 2006, the Company received a letter of intent (“LOI”) from the Fund, signed by John C. McCormick, a managing member of the general partner of the Fund, providing for a purchase price of $2.05 per share, subject to completion of confirmatory due diligence. The letter also contemplated that the Company Board would have the right under certain conditions to explore and take other steps with respect to unsolicited transaction proposals it might receive after execution of a letter of intent but prior to the execution of a definitive agreement. The letter proposed that Company pay the Fund $1,000,000 and the Fund’s expenses in the event that Company accepted a superior proposal during an exclusive dealings period beginning with the execution of the letter of intent and ending with the execution of a definitive agreement.

On June 28, 2006, at a special meeting of the Company Board, Company’s management discussed with the Company Board the transaction terms proposed by the Fund. Representatives from the Company’s investment banking firm, Capitalink, and the Company’s counsel, Siegel, Lipman, Dunay & Shepard, LLP (“SLDS”), were present at the meeting. Mr. Hollander then discussed with the Company Board the Company’s potential attractiveness in the marketplace to other venture or equity firms, to competitors, and to companies that might want to enter the Company’s business. He also discussed efforts that the Company’s management and Capitalink had made over a period of more than one year to determine third-party interest in making an investment in, or acquiring the Company, and what Capitalink viewed the potential for other parties to come forward with acquisition or investment proposals. Mr. Hollander next reviewed the principal terms of the LOI. He noted that the LOI stated an enterprise valuation of approximately $34,600,000, which the Fund calculated as a multiple of 3.4 times the Company’s estimated of its fiscal 2006 revenues. He reviewed other elements of the LOI, including the mechanics of the proposed purchase and the proposed timing of the transaction, including the execution of a definitive agreement no later than August 25, 2006. He also reviewed provisions concerning the confidentiality of public statements; a proposed requirement that the Company deal exclusively with the Fund through August 25, 2006, subject to a thirty day extension; the Company’s proposed obligation to pay expenses up to $250,000; and the requirement that the Company pay the Fund a $1,000,000 termination fee during certain circumstances during the exclusive dealings period ending August 25, 2006. Representatives of the Company’s counsel, SLDS, then discussed with the Company Board its fiduciary duties under the DGCL, including the process appropriate for consideration of offers for the purchase of the Company. The Company Board then discussed the per share purchase price in the LOI and directed Mr. Hollander to advise the Fund that the per share offer price of $2.05 was not acceptable. The Company Board also directed Capitalink to provide a current analysis of the financial terms of the LOI as soon as possible.

On July 6, 2006, at a special meeting of the Company Board, Mr. Hollander advised the Company Board that the Fund had increased the per share offer price to $2.15, subject to provisions in the LOI providing for a reduction of the price for certain expenses of the proposed merger. He then asked representatives of Capitalink to review the revised LOI dated June 30, 2006. Capitalink presented to the Company Board an analysis of the financial aspects of the LOI. The Company Board then discussed with Capitalink prior and ongoing market checks. Following Capitalink’s presentation, SLDS reviewed with the Company Board the LOI in its entirety, including the proposed expense reimbursement and $1,000,000 termination fee. The Company Board concluded, on a preliminary basis, subject to continuing evaluation, that the proposed offer price appeared to be a reasonable basis on which to continue discussions with the Fund. The Company Board then directed the formation of a negotiating committee (“Negotiating Committee”) comprised of Mr. Hollander and representatives of Capitalink and SLDS. The Company Board directed the Negotiating Committee to discuss with the Fund the entire LOI, and in particular the expense reimbursement, termination fee, and limitations on discussions with other potential purchasers.

On July 10, 2006, the Negotiating Committee met with Mortimer Berkowitz III and John Chopack, Jr., both managing members of the general partner of the Fund, and a representative of the Fund’s counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC (“Mintz Levin”).

On July 11, 2006, at a special meeting of the Company Board, the Negotiating Committee reported to the Company Board that the Fund continued to insist on a $1,000,000 termination fee. Mr. Hollander advised the Company Board that while Mintz Levin had provided another draft of the LOI, it contained provisions governing Company’s ability to consider other acquisition proposals which would, in the opinion of the Negotiating Committee, unduly impede the Company Board’s ability to consider other proposals. The Company Board objected to the language and instructed the Negotiating Committee to insist on language that the Company’s counsel believed would comply with the Company Board’s fiduciary obligations under the DGCL. The Company Board also directed the Negotiating Committee to insist on the removal of the termination fee from the LOI.

On July 11, 2006, the Negotiating Committee met with Mr. Chopack of the Fund and a representative of Mintz Levin. At that meeting, a revised LOI was presented which provided for the ability of Company to consider other offers during the period ending with the execution of a definitive agreement, and the Fund agreed to the removal of the termination fee during that exclusive period.

On July 12, 2006, at a special meeting of the Company Board, Mr. Hollander presented a revised LOI which, he noted, removed the payment of a termination fee, extended the exclusive dealings period to August 31, 2006, and provided the Company Board with the ability to consider other acquisition proposals during the exclusive period in accordance with the requirements of the DGCL. The Company Board then reviewed its obligations to discuss with the Fund requests for information from Company made by potential purchasers, the Company’s permitted response to those requests, and the Company’s ability to consider other offers during the exclusive dealings period. At the conclusion of that discussion, the Company directed Mr. Hollander to execute the LOI, which he did on July 12, 2006. As Capitalink advised the Company Board that in its opinion there might be a perception of conflict if Capitalink, as the Company’s investment banker, were to be engaged to deliver a fairness opinion, the Company Board asked Capitalink to help find a qualified firm for fairness opinion purposes.

On July 27, 2006, Company engaged Boston Corporate Finance, Inc. (“Boston Corporate Finance”) to provide the Company Board with an opinion as to the fairness of the proposed transaction with the Fund.

On August 11, 2006, Mintz Levin delivered a draft of the Agreement and Plan of Merger (“Merger Agreement”) and the Stockholders Support Agreement to the Company’s counsel, SLDS.

From August 11, 2006, until the execution of the Merger Agreement, Company and the Fund and their respective representatives exchanged drafts of the Merger Agreement and Stockholders Support Agreement and held extensive negotiations concerning the terms and conditions of both agreements.

On September 5, 2006, copies of the draft Merger Agreement and Stockholders Support Agreement were submitted to the Company Board. The draft Merger Agreement set forth a two-step merger, the first step being a tender offer for all of Company Common Stock (the “Offer”) and the subsequent merger of a Fund subsidiary into Company which would then become a wholly-owned subsidiary of the Fund (the “Merger”).

On September 6, 2006, a meeting of the Company Board was held to consider the proposed Merger Agreement. At the meeting:

•	SLDS provided a summary description of the terms of the proposed Merger Agreement and Stockholders Support Agreement.

•	SLDS discussed the fiduciary duties of the members of the Company Board with respect to the transaction.

•	Boston Corporate Finance provided an overview of the financial terms of the Merger Agreement and provided its financial analysis of the proposed transaction to the Company Board.

•	Boston Corporate Finance stated that based upon and subject to the factors and assumptions discussed with the Company Board and to be set forth in its written opinion, it was of the opinion that the $2.15 per share in cash to be received by such holders in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to the holders of Common Stock.

•	The Company Board then considered and discussed the transaction and asked questions of SLDS, Boston Corporate Finance and the Company senior management. After a thorough discussion and consideration of all relevant issues, including the ability of the Company Board to respond to unsolicited proposals and to change its recommendation under certain circumstances, and the conclusion of the Company Board, after consulting with SDLS and Boston Corporate Finance, that the termination fee to be paid by the Company if the Merger Agreement were terminated under certain circumstances was reasonable and not preclusive, the Company Board unanimously: (1) determined that the Merger Agreement substantially in the form provided to the Company Board was advisable, (2) determined that the Merger Agreement substantially in the form provided to the Company Board and the transactions contemplated thereby, including the Offer and the Merger, taken together, were at a price and on terms that are in the best interests of Company and the Company stockholders, (3) approved the Merger Agreement substantially in the form provided to the Company Board and the transactions contemplated thereby and the form of the Stockholders Support Agreement substantially in the form provided to the Company Board, and (4) resolved to recommend that the Company stockholders accept the

Offer and tender their Common Stock thereunder and approve and adopt the Merger Agreement and the Merger. The Company Board directed management of the Company to execute the Merger Agreement on behalf of the Company, subject to the receipt by a member of the senior management of the Company of the opinion of Boston Corporate Finance as to the fairness from a financial point of view of the $2.15 per share in cash to be received by the holders of Common Stock in the Offer and the Merger pursuant to the Merger Agreement.

On September 7, 2006, Boston Corporate Finance delivered to Mr. Hollander, on behalf of the Company Board, its written opinion that, as of September 7, 2006, and based upon and subject to the factors and assumptions set forth therein, the $2.15 per share in cash to be received by the holders of Common Stock in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to the holders of Common Stock. The Company, the Parent and the Offeror thereafter executed the Merger Agreement. Concurrently, each director (Mr. Lubin on behalf of Radius Ventures, LLC) and executive officer of Company executed the Stockholders Support Agreements with the Offeror.

Before commencement of trading on September 8, 2006, Company issued a press release announcing the execution of the Merger Agreement.

12.	Purpose of the Offer; Stockholder Approval; Plans for the Company.

Purpose of the Offer.  The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

If the Merger is consummated, Parent’s common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company’s business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 13 “The Merger Agreement and Other Agreements.” Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 22% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Offeror executed the Merger Agreement.

Stockholder Approval.  Under the DGCL, the approval of the Company’s board of directors and, except as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The members of the Company’s board of directors have unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated as a Short-Form Merger (as defined below), pursuant to Section 253 of the DGCL, the only remaining corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

In the Merger Agreement, the Company has agreed to take all necessary action to convene a meeting of its stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required.

Under the DGCL, if Offeror acquires, pursuant to the Offer or otherwise, such number of Shares which, constitutes at least 90% of the then outstanding Shares, Offeror will be able to effect the Merger pursuant to the provisions of Section 253 of the DGCL, without a vote of the Company’s stockholders (a “Short Form Merger”). If Offeror does not acquire such number of Shares, which when added to the Shares owned of record by Offeror on such date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger.

Appraisal Rights.  No appraisal rights are available in connection with the Offer. However, if a merger is consummated, the Company’s stockholders will have certain rights under Section 262 of the DGCL (or, in the case of a Short-Form Merger, under Sections 253 and 262 of the DGCL) to demand appraisal of and to receive payment in cash of the fair value of their Shares. Such rights to an appraisal, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair market value of Shares could be based upon considerations other than or in addition to the merger consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value as so determined could be more or less than the merger consideration.

THE FOREGOING SUMMARY OF SECTION 262 DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262. FAILURE TO FOLLOW THE STEPS SECTION 262 REQUIRES FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

Plans for the Company.  Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Offeror pursuant to the Offer, Parent currently intends to seek the maximum representation on the Company’s Board of Directors, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Company’s Board of Directors who qualify as independent directors and who are not current or former executive officers of the Company or representatives of any affiliates of the Company.

Parent intends to continue to evaluate the business and the operations of the Company during the pendency of the Offer. After consummation of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company’s business, corporate structure or business, certificate of incorporation, by-laws, indebtedness, capitalization, board of directors, management, personnel, location and dividend rate or policy, although, except as disclosed above, Parent has no current plans with respect to any of such matters.

The Merger Agreement provides that the officers and directors of the Offeror at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

Except as disclosed in this Offer to Purchase, neither Parent nor the Offeror has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, purchase, sale or transfer of material amounts of assets, relocation of operations, involving the Company or any of its subsidiaries, or any material changes in the Company’s corporate structure, business or composition of its management or personnel.

13.	The Merger Agreement and Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and the Offeror, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

The Offer.  The Merger Agreement provides for the making of the Offer. The terms of the Offer are described in Section 1 “Terms of the Offer.” The obligation of the Offeror to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14 “Certain Conditions of the Offer.”

Recommendation.  The board of directors of the Company duly adopted resolutions by unanimous vote (i) determining that the Merger Agreement, the Offer and the Merger, taken together, and the transactions contemplated thereby, are advisable and in the best interest of the Company’s stockholders, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolving to recommend acceptance of the Offer and that stockholders of the Company tender their Shares in the Offer.

The Merger.  The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time of the Merger (i) the Offeror will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Offeror will cease, (ii) the Company will be the successor or surviving corporation (sometimes referred to as the “Surviving Corporation”) in the Merger and will continue to be governed by the laws of the State of Delaware, (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and (iv) the Company will succeed to and assume all the debts, liabilities and duties of the Offeror.

Notwithstanding the foregoing, if, pursuant to the Offer or otherwise, Parent, Offeror or any other subsidiary of Parent acquires at least 90% of the outstanding Shares of the Company, (i) the Offeror will, by Short-Form Merger, be merged with and into the Company and, as a result of the Short-Form Merger, the separate corporate existence of the Offeror will cease and (ii) the Company will be the Surviving Corporation succeeding to and assuming all of such rights and obligations and will continue to be governed by the laws of the State of Delaware.

The respective obligations of Parent and the Offeror, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement will have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company’s certificate of incorporation and the DGCL, in order to consummate the Merger; (ii) no law will have been enacted or promulgated by any United States or other governmental entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger and (iii) the Offeror will have purchased, or caused to be purchased, the Shares pursuant to the Offer.

At the Effective Time of the Merger (i) each issued and outstanding share of Offeror Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) each Share that is owned by the Company as treasury stock and each Share owned by Parent, the Offeror or any other wholly-owned subsidiary of Parent will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate without interest thereon.

Company Option Plan.  As of the Effective Time, each outstanding Company Option, whether or not granted under the Option Plan, whether or not then exercisable or vested, will be, immediately prior to the Effective Time, cancelled. In consideration of such cancellation, Parent will, or will cause the Surviving Corporation to, promptly following the Effective Time, pay to such holders of Company Options, an amount equal to the product of (a) the excess, if any, of the Offer Price over the exercise price of each such Option and (b) the number of Shares subject to such Options. As of the Effective Time, the Option Plan will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company subsidiary will be cancelled.

The Company’s Board of Directors.  The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Offeror in the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company’s board of directors as is equal to the product of the total number of directors on the Company’s board of directors (after giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Offeror, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company will, upon Parent’s request, use its best efforts either to promptly increase the size of the Company’s board of directors, including by amending the by-laws of the Company if necessary so as to increase the size of the Company’s board of directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so designated to the Company’s board of directors, and will take all actions necessary to cause Parent’s designees to be so designated at such time. At such time, the Company will, upon Parent’s request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company’s board of directors of (i) each committee of the Company’s board of directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company’s Common Stock is listed. The Company’s obligations to appoint Parent’s designees to the Company’s board of directors with respect to this paragraph are subject to Section 14(f) of the Exchange Act and Rule 14f-1 of the General Rules and Regulations under the Exchange Act. The Company will take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations, including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Company’s board of directors. Parent or Offeror will supply in a timely manner to the Company, and be solely responsible for, information with respect to either of Parent or Offeror and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

In the event that Parent’s designees are elected or designated to the Company’s board of directors, then, until the Effective Time, the Company will cause the Company’s board of directors to have at least two independent directors who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the “Independent Directors”); provided, however, that if any Independent Director ceases to serve for any reason, the remaining Independent Director(s) will be entitled to elect or designate another person (or persons), who is not a current or former executive of the Company or a current or former executive, employee, associate or stockholder of Parent or Offeror (“Non-Executive”), and such non-executive person (or persons) will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors will designate two persons who are Non-Executives on the date hereof to fill such vacancies and such Non-Executives will be deemed Independent Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) will be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iii) extend the time for performance of Parent’s or Offeror’s obligations under the Merger Agreement, (iv) take any action that is in any material respect in conflict with or inconsistent with the interests of Parent or Offeror under the Merger Agreement or (v) take any other action of the Company’s board of directors under or in connection with the Merger Agreement if such action would materially and adversely affect holders of Shares other than Parent or Offeror; provided, however, that if there will be no Independent Directors, then such actions may be effected by majority vote of the entire Company’s board of directors.

Stockholders’ Meeting.  Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Offeror pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the “Proxy Statement”) to be mailed to its stockholders, (iii) unless the Company’s board of directors determines in good faith, following the advice from outside counsel, that to do so is reasonably likely to cause it to violate its fiduciary duties to the Company stockholders under applicable law, include in the Proxy Statement the recommendation of the Company’s board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, and (iv) unless the Company’s board of directors determines in good faith, following the advice from outside counsel, that to do so is reasonably likely to cause it to violate its fiduciary duties to the Company stockholders under applicable law, use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and the adoption of the Merger Agreement and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law to effect the Merger. If however, Parent or Offeror acquire at least 90% of the outstanding shares of the Company’s Common Stock through the Offer or otherwise, the parties have agreed to take all action to cause the Merger to be effected without a meeting of stockholders as permitted by the Section 253 of the DGCL.

The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, Offeror or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

Interim Operations; Covenants.  Until the earlier of (i) the termination of the Merger Agreement pursuant to its terms or (ii) the effective time of the Merger, the Company and each of its subsidiaries have agreed, except as specifically contemplated by the Merger Agreement or to the extent that Parent otherwise consents to or approves in writing, which consent or approval will not be unreasonably withheld or delayed, to conduct its operations in all material respects only in the ordinary course of business, consistent with past practice shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others with whom it has significant business relationships. By way of illustration and not limitation, neither the Company nor any of its subsidiaries shall:

(i) amend its Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its subsidiaries (except for the issuance of shares of Shares issuable pursuant to the Option Plan);

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of its subsidiaries;

(iv) sell, transfer, pledge, dispose of or encumber any properties, facilities, equipment or other assets, except for sales of inventory and equipment in the ordinary course of business;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any intellectual property, or amend or modify any existing agreements with respect to any intellectual property;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix) (A) issue any debt securities, (B) assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or entity, (C) make any loans, advance to any person or entity, (D) take any advance with respect to the Company’s existing line of credit with Commerce Bank without providing notice to Parent or (E) increase the amount outstanding or the aggregate credit available under the Line of Credit above $3,500,000;

(x) authorize any capital expenditures in excess of $100,000 in the aggregate;

(xi) take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in accordance with agreements entered into prior to the date of the Merger Agreement or otherwise in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except in accordance with agreements entered into before the date of the Merger Agreement or otherwise in the ordinary course of business consistent with past practice; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

(xii) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or generally accepted accounting principles;

(xiii) create, incur, suffer to exist or assume any lien on any of its properties, facilities or other assets;

(xiv) other than in the ordinary course of business: (A) enter into any significant contract; (B) modify, amend, transfer or terminate any significant contract or waive, release or assign any rights or claims thereto or thereunder; or (C) enter into or extend any lease with respect to real property;

(xv) enter into any agreement, or amend the terms of any existing agreement, which grants to any person or entity exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

(xvi) make any tax election or settle or compromise any federal, state, local or foreign tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xvii) pay, discharge, satisfy or settle any litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business that involve only the payment of non-material amounts of cash and do not involve any admission with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any intellectual property;

(xviii) amend the terms of any outstanding options under the Option Plan, except as may be necessary to conform to the terms of the Merger Agreement;

(xix) except for insurance coverage that will terminate as a result of the transactions contemplated hereby, fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xx) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its subsidiaries, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement;

(xxi) take any action or fail to take any reasonable action permitted by the Merger Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue or (B) any of the conditions to the closing set forth in the Merger Agreement not being satisfied as of the closing date; or

(xxii) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

No Solicitation.  Except as described below, the Company has agreed pursuant to the Merger Agreement, to, and to direct its representatives to, immediately cease any discussions, negotiations or written communications (other than communications solely directed at informing other parties of the restrictions contained in the Merger Agreement and only in response to an inquiry from such other parties) with any party or parties that commenced prior to the execution of the Merger Agreement with respect to any Competing Proposal. As used in the Merger Agreement, a “Competing Proposal” means any proposal, offer or indication of interest (other than the Merger Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Offeror or any affiliates thereof (a “Competing Third Party”), relating to (i) any Material Change of Ownership; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Competing Third Party beneficially owning more than 20% of any class of equity or voting securities of the Company; or (iii) a merger, consolidation, share exchange, business combination, sale of a majority of the assets of the Company, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

Unless the Merger Agreement has been validly terminated, the Company will not, and will not authorize or permit any representative of the Company or its subsidiaries to (i) solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any Competing Proposal; (ii) directly or indirectly initiate or participate in any discussions, negotiations or communications (other than communications solely directed at informing other parties of the restrictions contained in the Merger Agreement and only in response to an inquiry from such other parties) regarding any Competing Proposal; or (iii) furnish to any Competing Third Party any nonpublic information or data for the purpose of encouraging or facilitating, or provide access to the properties, offices, books, records, officers, directors or employees of the Company for the purpose of encouraging or facilitating, any Competing Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in the Merger Agreement by any representative of the Company or any of its subsidiaries shall be deemed to be a breach by the Company of in the Merger Agreement by the Company. Notwithstanding the foregoing and anything to the contrary contained in the Merger Agreement, if, prior to obtaining stockholder approval of the Merger, the Company’s Board of Directors determines (after consultation with outside counsel and its financial advisor) that a Competing Proposal that did not result from a breach by the Company of the Merger Agreement constitutes or is reasonably likely to lead to a Superior Competing Proposal (where “Superior Competing Proposal” means a bona fide written proposal or offer made by a Competing Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company then outstanding or more than 50% of the consolidated total assets of the Company and its subsidiaries (i) on terms the Company’s Board of Directors determines in good faith (after consulting the Company’s outside legal counsel and financial advisor) are more favorable to the holders of Company Common Stock than the Merger and the other transactions contemplated by the Merger Agreement, taking into account, among other things, relevant legal, financial, regulatory, timing and other aspects of the Offer and the Competing Third Party making the Offer and the terms and conditions of the Merger Agreement and (ii) which is reasonably capable of being consummated within 120 days after execution of a definitive agreement with respect thereto (or within 120 days after the commencement of a tender offer or exchange offer, the filing of a petition for liquidation or dissolution, or the Company’s approval of, consent to or acquiescence in any similar transaction not involving the execution of a definitive agreement)), then the Company may, to the extent that the Company’s Board of Directors determines in good faith after consultation with the Company’s outside counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law and subject to the Company’s providing prompt (but in any event within 24 hours after such decision is formally adopted by the Company’s Board of Directors) written notice to Parent of its decision to take such action and compliance by the Company with the Merger Agreement, (A) furnish information or data with respect to the Company and its subsidiaries to such Competing Third Party (and the representatives of such Competing Third Party) and (B) participate in discussions and negotiations (including solicitations of a revised Competing Proposal by such Competing Third Party) directly or through its representatives with such Competing Third Party, subject to the Company receiving from such Competing Third Party a confidentiality agreement not materially less favorable to the Company than the confidentiality obligations contained in the agreements between the Company and Parent, provided, that all nonpublic information (other than any immaterial information) not already provided or made available to the Parent is provided to the Parent as soon as reasonably practicable (but in any event within 24 hours) after it is provided to such Competing Third Party.

The Merger Agreement provides that neither the Company’s Board of Directors nor any committee thereof will (i) withdraw or modify, or publicly propose or publicly resolve to withdraw or modify, in a manner adverse to Parent or Offeror the recommendations of Company’s Board of Directors with respect to the Merger and related transactions; (ii) approve or recommend, or publicly propose or publicly resolve to approve or recommend, any Competing Proposal; (iii) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (other than a confidentiality agreement entered into in accordance with the Merger Agreement) (an “Acquisition Agreement”); (iv) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend, any agreement requiring it to terminate the Merger Agreement or abandon or fail to consummate the Merger or the transactions contemplated hereby; or (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal. Notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, prior to obtaining the Requisite Stockholder Approval, the Company’s Board of Directors may, in response to a Superior Competing Proposal that did not result from a breach by the Company of the Merger Agreement, (1) withdraw or modify the recommendations of Company’s Board of Directors with respect to the Merger and related transactions, (2) approve or recommend the Superior Competing Proposal or (3) terminate the Merger Agreement in accordance with its terms, but in the case of any action contemplated by clause (1) or any recommendation contemplated by clause (2), only (x) if the Company’s Board of Directors determines in good faith after consultation with the Company’s outside counsel that failure to do so would be inconsistent with its fiduciary obligations under applicable law and in each case, only (y) at a time that is after 24 hours following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors is prepared to take such action (during which period the Company shall make its counsel available to Parent and shall consider in good faith any amendment of the terms of the Merger proposed by Parent or Offeror or any proposal by Parent or Offeror to amend the terms of the Merger Agreement or the Merger), specifying therein the material terms and conditions of such Superior Competing Proposal and identifying the Person or group making such Superior Competing Proposal, and (y) if, following such 24-hour period, the Company’s Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any bona fide proposal by Parent or Offeror to amend the terms of the Merger Agreement, which proposal shall be binding during such 24-hour period and capable of acceptance by the Company. The Company shall not during the term of the Merger Agreement release any Competing Third Party from, or agree to amend or waive any provision of, any confidentiality agreement with any Competing Third Party with respect to a Competing Proposal entered into pursuant to the Merger Agreement unless it so amends or waives the confidentiality agreement with Parent, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to the Merger Agreement. In addition, notwithstanding the foregoing or anything to the contrary set forth in the Merger Agreement, prior to obtaining the Requisite Stockholder Approval, the Company’s Board of Directors may withdraw or modify the recommendations of Company’s Board of Directors with respect to the Merger and related transactions if the Company’s Board of Directors determines, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law, but only at a time that is after 24 hours following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors is prepared to take such action, specifying the reasons therefor.

The Company has agreed to notify Parent orally and, if requested by Parent, in writing, within 24 hours of the receipt by the Company of any Competing Proposal, which notification will include the material terms and conditions of such Competing Proposal and the identity of the person or group making or sending the Competing Proposal. The Company has agreed to promptly (but in any event within 24 hours) advise Parent of any material change in the terms or conditions of a Competing Proposal or any other material development with respect thereto.

Representations and Warranties.  Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror with respect to, among other things, its organization, qualification to do business in certain jurisdictions, charter documents, subsidiaries and affiliates, capitalization, authority relative to the Transactions, validity of the Merger Agreement, approvals by its board of directors, the vote of its stockholders required to approve the Transactions, consents and approvals necessary for the Company to consummate the Transactions, the Company’s financial statements and public filings, conduct of the Company’s business, its liabilities, litigation involving the Company, employee benefit plans, taxes and government benefits, real and personal property, environmental laws, intellectual property, compliance with applicable laws, labor matters, information that the Company may provide in the Proxy Statement, if any, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, brokers that may be entitled to any fees from the Company and personnel, its contracts, interested party transactions, its licenses and insurance.

Certain representations and warranties in the Merger Agreement made by the Company are qualified as to materiality or Material Adverse Effect. For purposes of the Merger Agreement and this Offer to Purchase, the term Material Adverse Effect means any change, event or effect that is materially adverse to the business assets (including, without limitation, intangible assets), financial condition (including changes in working capital or indebtedness) or results of operations of the Company and its subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to: (i) conditions that materially and adversely affect the general worldwide economy, except to the extent that those changes disproportionately affect the Company and its subsidiaries (taken as a whole); (ii) conditions that materially and adversely affect the dental implant industry, except to the extent that those changes disproportionately affect the Company and its subsidiaries (taken as a whole), (iii) any effect arising out of or attributable to the public announcement of the transactions contemplated by the Merger Agreement, (iv) any effect arising out of or attributable to any action taken or failed to be taken by the Company or any of its subsidiaries at the written request of Parent or Offeror or (v) any effect arising out of or attributable to any action taken by Parent or its affiliates.

Pursuant to the Merger Agreement, each of Parent and Offeror has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the Transactions, information that each of Parent and Offeror may provide in the Proxy Statement, if any, information that each of Parent and Offeror has provided in the Offer documents filed by Parent and Offeror in accordance with the Securities Exchange Act of 1934, as amended, brokers that may be entitled to any fees from Parent or Offeror, and Offeror’s financial ability to consummate the Offer.

Termination; Fees.  The Merger Agreement may be terminated and the Transactions contemplated therein abandoned at any time prior to the Effective Time of the Merger, whether before or after stockholder approval:

•	by mutual written consent of Parent and the Company; or

•	by either Parent or the Company if (i) the Offer shall not have been consummated on or before October 31, 2006; provided, however, that the right to terminate the Merger Agreement under this provision is not available to a party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before such date, (ii) the Offer shall have expired pursuant to its terms (and not have been extended by Parent) or (iii) if a governmental entity shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

•	by Parent, if neither Parent nor Offeror is in material breach of its obligations under the Merger Agreement, and if (i) the Offer shall have remained open for not less than forty (40) business days and shall have expired without Offeror having purchased any shares thereunder, or (ii) if a triggering event (a change of the Company’s Board of Directors recommendation with respect to the Merger, failure by the Company to include such a recommendation in its Schedule 14D-9 filing or the Company’s or the recommendation by the Company’s Board of Directors of an alternative transaction to the Merger) shall have occurred at any time prior to the adoption of the Merger Agreement by the Company’s stockholders;

•	by the Company, prior to the acceptance by of Shares pursuant to the Offer, if it is not in material breach of its obligations under the Merger Agreement, and if the Offer shall have remained open for not less than forty (40) business days and shall have expired without Offeror having purchased any shares thereunder; or

•	by the Company, in order to enter into an agreement relating to a Superior Competing Proposal; provided, however, that the Merger Agreement may not be so terminated unless (x) the Company Board shall have complied in all material respects with the procedures set forth in the Merger Agreement and (y) all of the payments required by the Merger Agreement as a result of the operation of this provision that are then due and payable have been made in full to Parent.

In the event of the termination of the Merger Agreement as provided above, written notice thereof will forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become null and void and there will be no liability or obligation on the part of Parent, Offeror or the Company, except (i) as set forth in the Merger Agreement and (ii) nothing will relieve any party from liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Stockholders Support Agreement.

The following summary of certain provisions of the Stockholders Support Agreement is qualified in its entirety by reference to the Stockholders Support Agreement, which are incorporated herein by reference and copies of which have been filed with the SEC as Exhibit (d)(2) to the Schedule TO. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stockholders Support Agreement.

Bruce L. Hollander, Ingo K. Kozak, Daniel C. Lubin, Harold Alexander, Patricio Nilo, John L. Ricci, Neil H. Smith and Harold Weisman, who together have voting power and dispositive power with respect to an aggregate of 8,412,297 Shares, representing approximately 53% of the Shares outstanding on September 7, 2006, immediately following the execution and delivery of the Merger Agreement, entered into the Stockholders Support Agreement.

Under the Stockholders Support Agreement, the named stockholders have each (i) agreed, among other things, and subject to the commencement of the Offer, to tender all of their respective Shares to Offeror pursuant to the terms of his Offer and the Merger Agreement and not to withdraw such tender, (ii) granted to Parent an irrevocable proxy to vote all the Shares held by the named stockholder in favor of the approval and adoption of the Merger Agreement and approval of the merger and all other transactions contemplated by the Merger Agreement and the Stockholders Support Agreement and against any contrary action, agreement or transaction or proposal, (iii) not to, directly or indirectly, (a) sell, assign, transfer, pledge, dispose of or otherwise encumber any of the Shares held by the named stockholder or otherwise agree to do any of the foregoing, (b) deposit any Shares held by the named stockholder into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Stockholders Support Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares held by the named stockholder and (iv) not to, directly or indirectly, (a) solicit, initiate or knowingly encourage the submission of, any Competing Proposal (as defined in the Merger Agreement), or

(b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Competing Proposal.

Confidentiality Agreement

In connection with granting representatives access to confidential information of the Company, Healthpoint and the Company executed a Confidentiality Agreement, dated June 5, 2006 (the “Confidentiality Agreement”). The Confidentiality Agreement provides that Healthpoint will keep confidential all non-public, confidential information of the Company, subject to customary exceptions.

Letter of Intent

On July 12, 2006 the Fund and the Company entered into a Letter of Intent setting forth a summary of the proposal for the acquisition of the Company by an affiliate of Healthpoint at a purchase price of $2.15 per share, subject to satisfactory completion of a due diligence investigation. The Letter of Intent was non-binding except for provisions concerning confidentiality, exclusive dealing and the payment of the Fund’s expenses up to $250,000 if the Company terminated discussions with the Fund in favor of an alternative acquisition proposal. The Letter of Intent was superseded by the Merger Agreement.

14.	Certain Conditions of the Offer.

Conditions of the Offer.  The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act, relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

•	a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least 50.01% of all then outstanding Shares calculated on a fully-diluted basis have not been validly tendered in accordance with the terms of the Offer and not withdrawn (the “Minimum Condition”); or

•	any of the following events has occurred:

•	there shall be pending or overtly threatened any suit, action or proceeding by any governmental entity (i) challenging the acquisition by the Offeror or Parent of any Shares or (ii) seeking to restrain or prohibit the consummation of the Offer or the Merger provided that Parent is using commercially reasonable efforts to remove such challenge, restraint or prohibition or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of any governmental entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, that is reasonably likely to result in any of the consequences referred to in (i) or (ii) above;

•	Any stockholder of the Company who is a party to the Stockholders Support Agreement shall have breached the Stockholders Support Agreement in any material respect;

•	any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct as of the date of the Merger Agreement or (ii) except with respect to representations and warranties made as of a particular date shall not be true and correct on and as of the scheduled expiration date of the Offer with the same force and effect as if made on and as of such date, except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States or the Nasdaq Stock Market’s Global Market (other than a shortening of trading hours or any trading halt triggered solely as a result of a specified increase or decrease in a market index), or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the Company shall have failed to perform any agreement, covenant or obligation of the Company to be performed or complied with by it, except where the failure to so perform would not have a Company Material Adverse Effect;

•	since the date of the Merger Agreement, there shall have occurred and be continuing any event, change or development that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on the Company; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition can be waived only with the prior written consent of the Company.

The failure of the Parent or the Offeror to waive any of the conditions to the Offer at any time will not be deemed to be a waiver of any such right to waive any conditions to the Offer (other than the Minimum Condition) and each such waiver right will be deemed to be an ongoing right which may be asserted at any time and from time to time.

15.	Certain Legal Matters.

Except as described in this Section 15 “Certain Legal Matters,” based on information provided by the Company, none of the Company, Offeror or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Offeror’s acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Offeror as contemplated herein. Should any such approval or other action be required, the Offeror and Parent presently contemplate that such approval or other action will be sought, except as described below under State Takeover Statutes. While, except as otherwise described in this Offer to Purchase, the Offeror does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Offeror could decline to accept for payment or pay for any shares tendered. See Section 14 “Certain Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law.  In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a business combination (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The board of directors of the Company has taken all actions necessary to exempt the Merger Agreement and the actions contemplated thereby, including the Offer and the Merger, and by the Stockholders Support Agreement from the provisions of Section 203 of the DGCL, and has agreed not to take any action to affect such exemption.

State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the

Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain going private transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

16.	Fees And Expenses.

Except as set forth below, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

The Offeror has retained Darrow Associates, Inc. to act as the Information Agent and Interwest Transfer Company, Inc. to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Offeror has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The Offer is being made to all holders of Shares other than the Company. The Offeror is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Offeror becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE OFFEROR NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Parent and Offeror have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 “Certain Information Concerning the Company.”

Tumbler Merger Corp.
September 25, 2006

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND THE OFFEROR

(1) PARENT.  The name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Each such person is a citizen of the United States. The business address of each such person unless otherwise indicated is c/o Healthpoint Capital, 505 Park Avenue, 12th Floor, New York, New York 10022.

Name and Title
Present Principal Occupation

Mortimer Berkowitz III, Sole Director, President	Mortimer Berkowitz III is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in 2002, the position with HGP II, LLC since its formation in 2006, the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005.

Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He is a director of Nexa Orthopedics, Inc. and Scient’x S.A., both medical device companies, a director of Knight Holdings, Inc., a specialty elastics company, a director of Alphatec Holdings, Inc. a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, a member of the Goelet LLC Private Equity Advisory Board, on the Leadership Council of the Harvard School of Public Health and a trustee of The Buckley School of New York.

(2) OFFEROR.  The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Offeror are set forth below. Each such person is a citizen of the United States. The business address of each such person unless otherwise indicated is c/o Healthpoint Capital, 505 Park Avenue, 12th Floor, New York, New York 10022.

Name and Title
Present Principal Occupation

Mortimer Berkowitz III, Sole Director, President	Mortimer Berkowitz III is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in 2002, the position with HGP II, LLC since its formation in 2006, the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005.

Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He is a director of Nexa Orthopedics, Inc. and Scient’x S.A., both medical device companies, a director of Knight Holdings, Inc., a specialty elastics company, a director of Alphatec Holdings, Inc. a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, a member of the Goelet LLC Private Equity Advisory Board, on the Leadership Council of the Harvard School of Public Health and a trustee of The Buckley School of New York.

(3) THE FUND.  The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each managing member of the general partner of the Fund are set forth below. Each individual listed is a citizen of the United States. The business address of each managing member of the general partner of the Fund unless otherwise indicated is c/o Healthpoint Capital, 505 Park Avenue, 12th Floor, New York, New York 10022.

Name and Title
Present Principal Occupation

John H. Foster Managing Member of General Partner	John H. Foster is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital, a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP, and Chairman, Chief Executive Officer, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in 2002, the position with HGP II, LLC since its formation in 2006, and the positions with HealthpointCapital, LLC since its formation in July 2002.

Mr. Foster has served as Chairman of the Board of Directors of Alphatec Holdings, Inc. and Alphatec Spine, Inc. since March 2005. He also served as Chief Executive Officer of Alphatec Holdings, Inc. and Alphatec Spine, Inc. from March 2005 to October 2005. He founded Foster Management Company and has served as its Chairman and Chief Executive Officer since 1972. From inception to date, Foster Management Company has managed seven private equity funds. Mr. Foster has served as Chief Executive Officer of most of Foster Management’s portfolio companies, including NovaCare, Inc., a physical rehabilitation services company. Mr. Foster is Chairman of Nexa Orthopedics, Inc. and a director of Scient’x S.A., both medical device companies, on the Dean’s Council at the Harvard School of Public Health, a Trustee of the Hospital for Special Surgery in New York, a Trustee of the Burke Rehabilitation Hospital, an Overseer of the Amos Tuck School of Business Administration.

Mortimer Berkowitz III, Managing Member of General Partner	Mortimer Berkowitz III is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP and President, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in 2002, the position with HGP II, LLC since its formation in 2006, the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005.

Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He is a director of Nexa Orthopedics, Inc. and Scient’x S.A., both medical device companies, a director of Knight Holdings, Inc., a specialty elastics company, a director of Alphatec Holdings, Inc. a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, a member of the Goelet LLC Private Equity

Advisory Board, on the Leadership Council of the Harvard School of Public Health and a trustee of The Buckley School of New York.

John C. McCormick Managing Member of General Partner	Mr. McCormick is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP and a founding member of Healthpoint. He has been publishing regularly on the orthopedics industry for several years. In addition to his research activities, Mr. McCormick manages Healthpoint’s private equity deal origination process and is directly involved with portfolio company development. Prior to the formation of Healthpoint, Mr. McCormick spent 6 years in the private equity field as a Principal at BPI Capital partners: first in 1996 as Finance Director of Physician Support Systems, Inc. (PSS) where he was directly involved with the company as a senior operating manager. He formally became a Principal at BPI Capital in 1998 after the successful sale of PSS. Between 1991 and 1994, Mr. McCormick was an Associate with Baker Nye, LP, a $600 million investment group dedicated to distressed investments, special situations and private equity. In 1990 and 1991 he was an Economics Analyst at the World Bank. He holds an MBA from M.I.T. Sloan School of Management and a BSc. from the London School of Economics.

Laing F. Rikkers Managing Member of General Partner	Ms. Rikkers is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP. Ms. Rikker’s principal roles at Healthpoint include investor communications, portfolio company development, managing the operational aspects of Healthpoint’s research team and publishing on reimbursement and regulatory affairs. Ms. Rikkers has ten years of operational and managerial experience at Amerada Hess Corporation, the Walt Disney Company and New York-Presbyterian Hospital. She worked in Organizational Development and Human Resources with a specialization in Compensation Management. Her role at New York-Presbyterian Hospital focused on insurance reimbursement and patient services. She holds an MA in Organizational Psychology from Teachers College, Columbia University and a BA from Harvard College.

John J. Chopack, Jr. Managing Member of General Partner	Mr. Chopack is a managing member of HGP II, LLC, which is the general partner of HealthpointCapital Partners II, LP and an experienced professional in the orthopedic device industry. He has three years of direct orthopedic industry experience including: (i) Biologic Specialist for Wright Medical Group, (ii) Sales Associate in orthopedic products for independent distributor representing Wright Medical Group and Encore Medical, (iii) Orthopedic internship with Dr. Robert Ruggiero. His orthopedic work experience focused on conducting an IDE clinical study for ceramic-on-ceramic total hip arthroplasty. Prior to joint Healthpoint, Mr. Chopack worked for 2 years on Wall Street as an associate medical device analyst. He holds an MBA from Fordham University and a BA from Lafayette College.

HealthpointCapital, LLC Managing Member of General Partner	HealthpointCapital, LLC is a managing member of HGP II, LLC. Founded in 2002, HealthpointCapital, LLC is a merchant bank focused exclusively on the orthopedic sector that provides independent research, private equity management and corporate finance advisory services. With its affiliates, HealthpointCapital, LLC has approximately $500 million of capital under management.

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

Depositary for the Offer is:

Interwest Transfer Company, Inc.

By Hand, Mail or Overnight Delivery

Interwest Transfer Company, Inc.
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, UT 84117

By Facsimile Transmission: (For Eligible Institutions Only)	Confirm Receipt of Facsimile by Telephone:

(801) 277-3147	(801) 272-9294

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@optonline.net